Exhibit 10.1

STOCK PURCHASE AGREEMENT
This Agreement is made as of August 24, 2017, between Milton Hershey School Trust (the “Trust”), by its trustee, Hershey Trust Company (“HTC”), a Pennsylvania corporation with its principal office located at 100 Mansion Road East, Hershey, Pennsylvania, and The Hershey Company, a Delaware corporation with its principal offices located at 100 Crystal A Drive, Hershey, Pennsylvania (the “Corporation”).
The Trust desires to sell and the Corporation desires to purchase 1,500,000 shares of common stock, $1.00 par value per share, of the Corporation (the “Stock”).
In order to accomplish this transaction, the parties hereto, each intending to be legally bound by execution of this Agreement, hereby agree as follows:
1.Sale and Purchase of Shares. The Trust hereby agrees to sell the Stock to the Corporation, and the Corporation hereby agrees to purchase the Stock from the Trust, for the purchase price and on the terms and conditions provided below.

2.Purchase Price. The purchase price per share of the Stock to be sold and purchased hereunder shall be $106.01 per share, resulting in a total purchase price of $159,015,000.00 (the “Total Price”).

3.Closing. On August 29, 2017, the Trust shall deliver the Stock to the Corporation’s transfer agent via electronic transmission from the Trust’s account at The Depository Trust Company upon receipt of the Total Price by wire transfer in immediately available funds to such account(s) as the Trust shall direct.

4.Representations of the Trust. The Trust warrants and represents to the Corporation as of the date hereof that:

(a)Corporate Existence and Authority. HTC (i) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; (ii) has the requisite corporate power to execute, deliver and perform this Agreement; and (iii) has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)No Conflict. The execution and delivery of this Agreement by HTC on behalf of the Trust does not, and the consummation of the transaction contemplated hereby will not violate, conflict with or constitute a default under (i) HTC’s articles of incorporation or bylaws; (ii) the Deed of Trust of November 15, 1909, as amended, Milton S. and Catherine S. Hershey, settlors (the “Deed of Trust”); (iii) any material agreement, indenture or other instrument to which HTC is a party or by which it may be bound; or (iv) any material law, regulation, order, judgement or decree applicable to HTC or the Trust.

(c)Validity. This Agreement has been duly executed and delivered by HTC on behalf of the Trust and is a valid and binding agreement of the Trust enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally, and by general principles of equity.

(d)Stock. The Trust is the owner of all of the Stock being sold and delivered by the Trust hereunder, and it will deliver to the Corporation, on the date of Closing, the entire record and beneficial interest in and to the Stock free and clear of any liens, claims, restrictions, security interests and encumbrances of any kind (other than this Agreement).

5.Representations of the Corporation. The Corporation warrants and represents to the Trust as of the date hereof that:

(a)Corporate Existence and Authority. The Corporation (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has the requisite corporate power to execute, deliver and perform this Agreement; and (iii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)No Conflict. The execution and delivery of this Agreement by the Corporation does not, and the consummation of the transaction contemplated hereby, will not violate, conflict with or constitute a default under (i) the Corporation’s Certificate of Incorporation or bylaws; (ii) any material agreement, indenture or other instrument to which the Corporation is a party or by which the Corporation may be bound; or (iii) any material law, regulation, order, judgement or decree applicable to the Corporation; or (iv) the Deed of Trust.

(c)Validity. This Agreement has been duly executed and delivered by the Corporation and is a valid and binding agreement of the Corporation enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights generally, and by general principles of equity.

6.Additional Provisions. The parties further agree as follows:

(a)This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, that this Agreement may not be assigned or delegated except with the prior written consent of the other party hereto.

(b)This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

(c)This Agreement constitutes the entire agreement of the parties with regard to the sale and purchase of the Stock (any other understandings or agreements being merged herein) and may not be amended in any way except by an instrument executed by both parties.

(d)The representations and warranties contained in this Agreement shall survive closing.

(e)No brokerage fees or commissions will be payable as a result of the consummation of the transaction contemplated by this Agreement.

(f)Each party shall bear its own expenses and costs, including those of any advisors, relating to the performance of this Agreement.

(g)This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Signatures of the parties transmitted by facsimile or electronically, in portable document format (.pdf) or otherwise, shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties by their authorized representatives have executed this Agreement as of the date first above written.

MILTON HERSHEY SCHOOL TRUST

By:	HERSHEY TRUST COMPANY,
as Trustee for the Milton Hershey School Trust

By:	/s/ Eric Henry
Name:	Eric Henry
Title:	Chief Executive Officer

THE HERSHEY COMPANY

By:	/s/ Patricia A. Little
Name:	Patricia A. Little
Title:	Senior Vice President, Chief Financial Officer

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